Exhibit 10.6

PROTO LABS, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 1st day of June, 2011 (the “Effective Date”) by and between PROTO LABS, INC., a Delaware corporation (the “Company”), and JOHN R. JUDD (“Executive”), an individual residing in the State of Minnesota.

RECITALS

A. The Company desires to employ Executive, and Executive desires to be employed by the Company, in accordance with the terms and conditions stated in this Agreement.

B. During employment with the Company Executive will have access to confidential, proprietary and trade secret information of the Company. It is desirable and in the best interests of the Company to protect confidential, proprietary and trade secret information of the Company, to prevent unfair competition by former executives of the Company following separation of their employment with the Company and to secure cooperation from former executives with respect to matters related to their employment with the Company.

C. Executive understands that Executive’s employment and receipt of the compensation and benefits provided for in this Agreement depends on, among other things, Executive’s willingness to agree to and abide by the non-disclosure, non-competition, non-solicitation, assignment of inventions and other covenants contained in the Proto Labs, Inc. Employee Non-Disclosure and Inventions Assignment Agreement (the “Non-Disclosure Agreement”) and the Proto Labs, Inc. Non-Competition Agreement (the “Non-Competition Agreement”) attached together as Exhibit A to this Agreement. Executive and the Company acknowledge that Executive was provided a copy of this Agreement, the Non-Disclosure Agreement and the Non-Competition Agreement before Executive accepted employment with the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the Company and Executive, intending to be legally bound, hereby agree as follows:

AGREEMENTS

1. Employment and Duties. Commencing on June 1, 2011, or such other date mutually agreed by the parties, the Company will employ Executive, and Executive will accept such employment and perform services for the Company, under the terms and conditions set forth in this Agreement. The Executive shall serve as the Company’s Chief Financial Officer and shall perform such duties of an executive nature as the Company may assign from time to time. Executive will follow and comply with applicable policies and procedures adopted by the Company from time to time, including without limitation policies relating to business ethics, conflict of interest, non-discrimination, confidentiality and protection of trade secrets, and insider trading. Executive shall devote his full working time and efforts to the Company’s business, to the exclusion of all other employment or active participation in other material business interests, unless otherwise consented to in writing by the disinterested members of the Board of Directors of the Company (the “Board”); provided, however, that during the period from June 1, 2011 through June 30, 2011, Executive may provide such reasonable transition assistance to his former employer as agreed between Executive and his former employer. The Executive may not serve as a director on any board of directors without the unanimous written consent of the Board. Executive hereby represents and confirms that Executive is under no contractual or legal commitments that would prevent Executive from fulfilling Executive’s duties and responsibilities as set forth in this Agreement.

2. At will Employment. Executive’s employment with Company shall be at will and Executive’s employment may be unilaterally terminated by either party subject to the terms of Section 5 of this Agreement.

3. Compensation. While employed by the Company during the term of this Agreement (the “Term” as defined in Section 14 below), Executive will be provided with the following compensation and benefits:

A. Base Salary. The Company will pay to Executive for services provided hereunder an initial base salary at the annualized rate of $240,000, which base salary will be paid in accordance with the Company’s normal payroll policies and procedures (“Base Salary”). The Company will review Executive’s performance on an annual basis and determine any adjustments to Executive’s Base Salary in its sole discretion.

B. Annual Bonus. Executive will be eligible for an annual target incentive award of 50% of Executive’s then-current base salary (the “Annual Bonus”), based on achievement of objectives as determined by the Company, payable no later than March 15 of the calendar year following the calendar year for which the bonus was earned. Any Annual Bonus that may awarded for 2011 will be pro-rated from the date Executive commences employment under this Agreement.

C. Employee Benefits. Executive will be entitled to participate in all employee benefit plans and programs generally available to executive employees of the Company, as determined by the Company and to the extent that Executive meets the eligibility requirements for each individual plan or program. Executive’s participation in any plan or program will be subject to the provisions, rules, and regulations of, or applicable to, the plan or program. The Company provides no assurance as to the adoption or continuation of any particular employee benefit plan or program. Under the Company’s program currently in effect as of the Effective Date, Executive will initially accrue paid time off at the annual rate of 160 hours.

D. Expenses. The Company will reimburse Executive for all reasonable and necessary out-of-pocket business, travel, and entertainment expenses incurred by Executive in the performance of his duties and responsibilities to the Company during the Term. Such reimbursement shall be subject to the Company’s normal policies and procedures for expense verification, documentation, and reimbursement.

E. Initial Equity. Executive will be granted a non-statutory stock option under the Company’s 2000 Stock Option Plan to acquire 12,500 shares of the Company’s common stock at a per share exercise price equal to the fair market value of a share of the Company’s common stock on the date the option is granted. The option will be granted at the first meeting of the Compensation Committee of the Board occurring on or after the commencement date of Executive’s employment hereunder, provided the Compensation Committee has by that time received an updated valuation report to be submitted by the third-party valuation firm retained by the Company. The option shall vest and become exercisable as to one-third of the shares subject to the option on June 1 of 2012, 2013 and 2014, and shall otherwise be subject to the terms and conditions contained in the Company’s current form of non-statutory stock option agreement.

F. IPO Incentive. In recognition of Executive’s services in support of the Company’s plans for an initial public offering of the Company’s stock (the “IPO”), the Company will pay Executive a cash bonus in an amount equal to $75,000 on the date that the IPO occurs, but in any case no later than March 15, 2012.

4. Non-Disclosure and Non-Competition. At the same time as Executive signs this Agreement, Executive will sign both the Non-Disclosure Agreement and the Non-Competition Agreement in the form attached as Exhibit A, in consideration of Executive’s employment hereunder and the payments and benefits provided to Executive pursuant to this Agreement and other good and valuable consideration.

5. Termination.

A. Voluntary Termination. Except as provided in Sections 5.B., C., D. and E., each party hereto may terminate Executive’s employment by giving to the other party no less than thirty (30) days’ prior written notice of the party’s intent to terminate. If Executive voluntarily terminates his employment without Good Reason, then the Company shall have no further liability to Executive for any payment, compensation or benefit whatsoever, other than payment of Executive’s accrued but unpaid salary and benefits through the date of Executive’s termination. If the Company voluntarily terminates Executive’s employment without Cause (as set forth in Section 5.D. hereof) or Executive terminates his employment for Good Reason (as set forth in Section 5.E.), and subject to Executive’s compliance with Section 6 of this Agreement and with the Non-Disclosure Agreement and the Non-Competition Agreement, then Executive shall be entitled to severance payments and benefits as described in Section 6 of this Agreement.

B. By Death. Executive’s employment shall be terminated automatically upon the death of Executive. The Company’s total liability in such event shall be limited to payment of Executive’s accrued but unpaid salary and benefits through the date of Executive’s death.

C. By Disability. The Company may terminate Executive’s employment upon the inability of Executive to perform on a full-time basis the duties and responsibilities of his employment with the Company by reason of his illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 90 days. A period of inability shall be “uninterrupted” unless and until Executive returns to full-time work for a continuous period of at least 30 days. The Company shall have no liability for severance pay or benefits following the date of Executive’s termination of employment, other than payment of Executive’s accrued but unpaid salary and benefits through the date of Executive’s termination and any rights Executive has to disability insurance benefits under applicable law or the Company’s short or long term disability insurance policies as in effect at the time of termination.

D. For Cause. The employment relationship between Executive and the Company created hereunder shall automatically and immediately terminate upon the occurrence of any one of the following events:

(i) the conviction of Executive of a felony;

(ii) the gross negligence or willful misconduct of Executive which is reasonably determined by the Board to be injurious to the business or interests of the Company;

(iii) Executive’s willful violation of specific and lawful directions of the Board, which persists for a period of 5 days after notice is given of such willful violation;

(iv) excessive absenteeism of Executive which persists for a period of 30 days after the Board has given the Executive notice of such absenteeism;

(v) material failure of Executive to perform or observe the provisions of this Agreement with the Company which persists for a period of 30 days after notice is given of such failure to perform or observe;

(vi) failure to cooperate with the Company in any investigation or formal proceeding; or

(vii) any act of fraud with respect to any aspect of the Company’s business where such act is reasonably determined by the Board to be injurious to the business of the Company.

E. Good Reason. Executive’s voluntary resignation of his employment under this Agreement will be considered to be with “Good Reason” if, following the occurrence of one or more of the events listed below, Executive (1) provides written notice to the Board of the event(s) constituting Good Reason within thirty (30) days after the first occurrence of such event(s), (2) the Company fails to reasonably cure such event(s) within thirty (30) days after receiving such notice, and (3) Executive’s termination of his employment is effective not later than thirty (30) days after the end of the period in which the Board may cure the event(s). The following events will give rise to Good Reason, unless Executive has consented thereto in writing:

(i) A material reduction or diminution in the Executive’s job responsibilities or duties; provided, however, that neither a mere change in title alone nor reassignment to a position that is substantially similar to the position held prior to the reassignment shall constitute Good Reason (including but not limited to, following a Change in Control, performing substantially the same duties with respect to substantially the same size and scope of organization, but which organization is part of a larger organization);

(ii) A material reduction by the Company of Executive’s Base Salary as in effect on the date of this Agreement or as same may be increased from time to time thereafter; provided, however, that a reduction of Base Salary in connection with a similar general reduction of the base salaries of the Company’s executive employees shall not constitute Good Reason;

(iii) The relocation of Executive’s primary work location, on a permanent basis, to an office that would increase the Executive’s one way commute distance by more than seventy-five (75) miles from Executive’s primary work location as of immediately prior to such change; or

(iv) any acquirer, successor or assignee of the Company fails to assume and perform, in all material respects, the obligations of the Company hereunder.

6. Severance and Change in Control.

A. Severance Payments. If during the Term of this Agreement the Company voluntarily terminates Executive’s employment without Cause (and other than as a result of Executive’s death or disability (as defined above)) or Executive resigns his employment with Good Reason, and if the termination or resignation with Good Reason occurs on or within eighteen (18) months following a Change in Control (as defined below), such that in either case Executive’s termination of employment constitutes an involuntary “separation from service” under Section 409A of the Internal Revenue Code (together, with any state law of similar effect, “Section 409A”), and provided that Executive signs and does not rescind a general waiver and release of claims in favor of the Company and its affiliates in a form to be prescribed by the Company (the “Release”), and provided further that Executive is in compliance with his continuing obligations to the Company (including but not limited to those in the Non-Disclosure Agreement and the Non-Competition Agreement), then:

(i) Cash Severance. Executive shall be entitled to receive a lump sum payment equal to one times Executive’s Base Salary as in effect immediately prior to the Change in Control, less applicable withholding, plus one times Executive’s target Annual Bonus for the year in which the Change in Control occurs, less applicable withholdings (the “Cash Severance”); and

(ii) Benefits Continuation. If Executive was enrolled in a group health plan (e.g., medical, dental, or vision plan) sponsored by the Company immediately prior to termination, and if Executive (or his eligible dependents) timely elects to continue such coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (together with any state law of similar effect, “COBRA”) the Company will pay to the insurance carrier(s) its share of the premiums due for Executive and his eligible dependents for the first twelve (12) months of such coverage under COBRA (or until such earlier time as Executive and/or his eligible dependents are no longer eligible for COBRA coverage) (the “Benefits Continuation” and together with the Cash Severance, the “Payments”).

B. Release; Timing of Cash Severance. Executive must execute the Release within forty-five (45) days following the date of termination, and allow the Release to become effective in accordance with its terms. If the Release becomes effective within such time period, and subject to Executive’s observation of his continuing obligations, the Company will pay the Cash Severance on the first regular payroll pay date to occur at least 65 days after the date of termination, but in any case no later than the date that is two and a half months after the end of the year in which the date of termination occurred.

C. Stock Options. Notwithstanding any other provision in this Agreement to the contrary, any stock options granted to Executive by the Company shall be subject the terms of the applicable award agreements and the Company’s 2000 Stock Option Plan with respect to any termination of Executive’s employment or any “Change in Control” (as defined in the Company’s 2000 Stock Option Plan) of the Company.

D. Conditional Six-Month Delay. The Payments are intended to be exempt from the requirements for deferred compensation under Section 409A and should be interpreted and administered accordingly. However, if the Company (or, if applicable, the successor entity thereto) determines that the Payments constitute “deferred compensation” under Section 409A and Executive is a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Payments shall be delayed as follows: on the earliest to occur of (i) the date that is six months and one day after the termination date, (ii) the date of the Specified Employee’s death, or (iii) such earlier date, as reasonably determined in good faith by the Company (or any successor entity thereto), as would not result in any of the Payments being subject to adverse personal tax consequences under Section 409A (such earliest date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Payments that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Payments had not been delayed pursuant to this Section 6(D) and (B) commence paying the balance of the Payments in accordance with the applicable payment schedules set forth in Section 6(A) above. For the avoidance of doubt, it is intended that (1) each installment of the Payments provided in Section 6(A) above is a separate “payment” for purposes of Section 409A, (2) all Payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under of Treasury Regulation 1.409A-1(b)(4)-(6), and 1.409A-1(b)(9)(iii), and (3) the Payments consisting of COBRA premiums also satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation 1.409A-1(b)(9)(v).

E. Golden Parachute Tax.

(i) If any payment or benefit (including payments and benefits pursuant to this Agreement and the acceleration of the vesting and exercisability of a stock option award) in the nature of compensation that Executive would receive in connection with a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (collectively, a “Transaction Payment”) would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986,

as amended (the “Code”), then such Transaction Payment shall be reduced to the largest amount as, in the sole judgment of the Compensation Committee of the Board, will result in no portion of such Transaction Payment being subject to the excise tax imposed by Section 4999 of the Code (a “Reduced Payment”). If a Reduced Payment is to be made, any reduction in the Transaction Payment shall occur in the following order: (1) reduction of cash payments other than under this Agreement (if any); (2) cancellation or reduction of accelerated vesting of stock options; and (3) reduction of other payments or benefits (if any) paid to Executive. In the event that acceleration of vesting of Executive’s stock options is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant.

(ii) The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control may be utilized by the Compensation Committee to make all determinations required to be made under this Section 6(E). If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Compensation Committee may appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by any such independent registered public accounting firm retained hereunder.

(iii) Any independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Transaction Payment is triggered (if requested at that time by the Compensation Committee) or such other time as reasonably requested by the Compensation Committee. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

F. Change in Control. For purposes of this Section 6, “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (a) on account of the acquisition of beneficial ownership of securities of the Company by any Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities; (b) on account of the beneficial ownership of securities of the Company by the Company, any of its subsidiaries, or any employee benefit plan or related trust sponsored or maintained by the Company or any of its subsidiaries; or (c) solely because the level of ownership held by any Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (a) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (b) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(iv) over a twelve month period, individuals who, on the Effective Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of the Plan, be considered as a member of the Incumbent Board.

For avoidance of doubt, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

7. Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction in accordance with Section 13 for injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

8. Attorney Fees. If any arbitration proceeding or action at law or in equity, including any action for declaratory or injunctive relief, is brought which arises out of this

Agreement or the termination of Executive’s employment, or which seeks to enforce or interpret this Agreement or to seek damages for its breach, the prevailing party shall be entitled to recover reasonable attorney fees from the non-prevailing party, which fees may be set by the court or arbitrator in the trial of such action, or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief which may be awarded.

9. Assignment. This Agreement is personal to Executive and may not be assigned in any way by Executive without the prior written consent of the Company. This Agreement shall not be assignable or delegable by the Company. Any attempted assignment by Executive or the Company shall be void. Notwithstanding the preceding two sentences, this Agreement may be assigned or delegated by the Company to any parent company, subsidiary, successor or affiliate (where such affiliate is at least 51% owned by the Company) of the Company. The rights and, obligations under this Agreement shall inure to the benefit of and shall be binding upon the heirs, legatees, administrators and personal representatives of Executive and upon the successors, affiliates, representatives and assigns of the Company.

10. Severability and Reformation. The parties hereto intend all provisions of this Agreement to be enforced to the fullest extent permitted by law, and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid, or unenforceable under present or future law. If any provision of this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.

11. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, cable, telegram, facsimile transmission or telex to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

If to the Company:

Proto Labs, Inc.

5540 Pioneer Creek Drive

Maple Plain, MN 55359

Attention: President and CEO

If to the Executive:

John R. Judd

5540 Pioneer Creek Drive

Maple Plain, MN 55359

Notice so given shall, in the case of notice so given by mail, be deemed to be given and received on the fourth calendar day after posting, in the case of notice so given by overnight delivery service, on the date of actual delivery and, in the case of notice so given by cable, telegram, facsimile transmission, telex or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.

12. Further Actions. Whether or not specifically required under the terms of this Agreement, each party hereto shall execute and deliver such documents and take such further actions as shall be necessary in order for such party to perform all of his or its obligations specified herein or reasonably implied from the terms hereof.

13. Governing Law and Venue. This Agreement is to be governed by and construed in accordance with the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than the state of Minnesota. The parties agree that any dispute concerning this Agreement is to be brought in the District Court in Hennepin County, Minnesota and consent to jurisdiction and venue therein.

14. Term. The term of this Agreement (the “Term”) shall be the period commencing on the Effective Date and ending on the first anniversary of the Effective Date, provided that such period shall be automatically extended for successive one-year periods unless either party gives written notice of non-renewal to the other party at least ninety (90) days prior to the expiration of such first anniversary, or annual renewal, as the case may be; provided, further, that if a Change in Control occurs prior to the expiration of the Term specified in the preceding clause (including any extension year then in effect), then the Term shall end upon expiration of the eighteen-month period commencing on the date that the Change in Control occurs.

15. Entire Agreement. This Agreement, the Non-Disclosure Agreement and the Non-Competition Agreement contain the entire understanding and agreement between the parties, except as otherwise specified herein, and supersede any other agreement between Executive and the Company, whether oral or in writing, with respect to the same subject matter, including without limitation the offer letter to Executive from the Company dated May 4, 2011 and the Employee Agreement attached thereto (together, the “Offer Letter”); provided, however, that nothing herein shall supersede or replace the Company’s 2000 Stock Option Plan and any award agreement with the Executive entered into thereunder.

16. No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

17. Counterparts. This Agreement may be executed in counterparts, with the same effect as if both parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

18. Section 409A. This Agreement and the payments hereunder are intended to be exempt from or to satisfy the requirements of Section 409A(a)(2), (3) and (4) of the Internal Revenue Code of 1986, as amended (the “Code”), including current and future guidance and regulations interpreting such provisions, and should be interpreted and administered accordingly.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE COMPANY:

PROTO LABS, INC.

By	/s/ Bradley A. Cleveland
Bradley A. Cleveland
Chief Executive Officer

EXECUTIVE:

/s/ John R. Judd
John R. Judd